Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the All Employees Stock Option Plan of Alcatel-Lucent of our reports dated March 23, 2009, with respect to the consolidated financial statements of Alcatel-Lucent and subsidiaries included in its Annual Report (Form 20-F) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Alcatel-Lucent and subsidiaries filed with the Securities and Exchange Commission.

/s/ Jean-Yves Jégourel

Ernst & Young et Autres

Represented by Jean-Yves Jégourel

Neuilly-sur-Seine, France

June 19, 2009